Exhibit 8.4

FANGDA PARTNERS

北京 Beijing·廣州 Guangzhou·香港 Hong Kong·上海 Shanghai·深圳 Shenzhen

http://www.fangdalaw.com

香港中環康樂廣場8號	電子郵件	E-mail:	email@fangdalaw.com
交易廣場1 期26 樓	電 話	Tel.:	852-3976-8888
	傳 真	Fax:	852-2110-4285
26/F, One Exchange Square	文 號	Ref.:	22CR0001

8 Connaught Place, Central, Hong Kong

STRICTLY PRIVATE AND CONFIDENTIAL

BY EMAIL & BY HAND

Duddell Street Acquisition Corp.

Correspondence address:

8/F, Printing House

6 Duddell Street

Hong Kong

21 June 2022

Dear Sirs

Duddell Street Acquisition Corp.

Introduction

1.	We have been asked to provide a legal opinion to Duddell Street Acquisition Corp. (the “Company”) concerning such matters as to the transactions contemplated under the agreements and plans of merger, dated 7 November 2021 and as amended on 9 May 2022 (the “Business Combination Agreement”), by and among the Company, Grassroots Merger Sub, Inc. (“Merger Sub”, the Company’s wholly-owned subsidiary) and FiscalNote Holdings, Inc., a Delaware corporation (“FiscalNote”) (the “Business Combination”) with regard to the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong” or “HKSAR”).

2.	The Company is a blank check company incorporated as a Cayman Islands exempted company listed on the National Association of Securities Dealers Automated Quotations (“NASDAQ”) (NASDAQ: DSAC). Upon completion of the Business Combination, the Company’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware, and Merger Sub will merge with and into FiscalNote, with FiscalNote surviving the merger as a wholly-owned subsidiary of the Company.

PRINCIPALS

Boltenko Olga | Bong Chin | Chan Chun Chung Howard | Chan Raymond Wai Kay | Chen Chiu Ming Peter | Chen Tianyi | Fu Lee Ling | Jiang Xiao | Law Tak Yuen Colin |

Lehmkuhler Mark Joseph | Liao Changyu | Lie Yat Man | Pang Kun Hao Arnold | Wang Xiao Yue | Yin Yunxia | Yuen Po Kwong Peter | Zhang Yue

REGISTERED FOREIGN LAWYERS

New York, USA: Chen Wei | Chen Yixin | Fang Jian | Han Liang |Jia Xiaotong | Qian Yiling | Shen Han | Tan Peng | Yuan Min | Zhang Yue | Zhou Biqing | Zhou Shaofeng | Zhu Yilan

PRC: Ding Jidong | Guo Qiang | Huo Wanhua | Wang Jin | Zhong Qi

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3.	This opinion is being delivered in connection with the Company’s registration statement on Form S-4 (File No. 333-261483) including all amendments or supplements thereto (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (“SEC”).

4.	In rendering this opinion, we have taken instructions solely from the Company. We only act for the Company and not its parent or affiliates or any of its individual officers, directors, employees, shareholders, partners, managing members or members.

Applicable Law and Scope of Opinion

5.	This opinion is confined solely to the laws of the Hong Kong at the date hereof. Accordingly, we express no opinion with regard to any system of law other than Hong Kong law at the date hereof as currently applied by the Hong Kong courts. For the purposes of this opinion, we have made no independent investigation (whether within Fangda Partners or otherwise) into the laws, statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any other jurisdiction. We express no opinion, and you should infer no opinion, in respect of any other system of law. This opinion is to be governed by and construed in accordance with Hong Kong law as at the date of this opinion. No opinion is expressed as to matters of fact. In this opinion, “Hong Kong law” means Hong Kong domestic law only and not its conflict of law rules. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may arise after the date of this opinion and come to our attention, or any future changes in law.

Documents Examined

6.	For the purpose of giving this opinion, we have exclusively examined and relied upon copies, photocopies or copies received by facsimile or by other electronic means, or originals if so expressly stated, of the documents listed below:

(a)	a copy of the prospectus dated 28 October 2020 issued by the Company;

(b)	a copy of the preliminary proxy statement for extraordinary general meeting of the Company and the prospectus for 149,063,848 shares of class A common stock, 8,179,624 shares of class B common stock, 13,750,000 redeemable warrants and 13,750,000 shares of class A common stock underlying redeemable warrants of the Company filed on 23 May 2022 with the SEC (the “Preliminary Prospectus”);

(c)	a copy of the Business Combination Agreement appended to the Preliminary Prospectus; and

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(d)	signed letters of confirmation from each of the Company and FiscalNote dated 21 June 2022 (the “Confirmations”, together with (a), (b) and (c) above, the “Documents” and each a “Document”).

Searches and Enquiries

7.	For the purpose of giving this opinion, we have examined the results of the following searches (the “Searches”) undertaken by us. The Searches were made on the (i) Company, (ii) Merger Sub, (iii) FiscalNote, together with its major subsidiaries, FiscalNote Holdings II, Inc. and FiscalNote, Inc. and (iv) Duddell Street Holdings Limited (the sponsor to the Company’s initial public offering) (collectively, the “Relevant Entities”), and Manoj Jain, Sohit Khurana, Allan Finnerty, Marc Holtzman, Bradford Allen, being the incumbent officers, directors and director nominees of the Company (the “Relevant Persons”, together with the Relevant Entities, the “Relevant Entities and Persons”):

(a)	our searches on 21 June 2022 at the Companies Registry in Hong Kong against the Relevant Entities;

(b)	our searches on 21 June 2022 at the Securities and Futures Commission in Hong Kong against the Relevant Entities and Persons;

(c)	our searches on 21 June 2022 at the Hong Kong Monetary Authority against the Relevant Entities; and

(d)	our searches on 21 June 2022 of the inspection and investigation reports at the Office of the Privacy Commissioner for Personal Data, Hong Kong against the Relevant Entities.

Except for the Documents and the results of the Searches, we have not, for the purpose of this opinion, examined any contracts or other documents entered into by or affecting any party to the Documents or any corporate records of any party. Except as expressly mentioned in this opinion, we have not made any other enquiries or searches (whether within Fangda Partners or otherwise) concerning any party.

Assumptions

8.	In considering the Documents and the Searches and in rendering this opinion we have, without any further enquiry, assumed:

(a)	that all documents supplied to us (whether as originals or copies) are authentic and complete and that all signatures, seals and markings on them are genuine;

(b)	that all documents supplied to us as copies (whether certified or not) or facsimile copies are true and complete copies of the originals;

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(c)	that where a Document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen, or to the extent of any amendment to such form, such amendment will not affect any of the opinions given herein;

(d)	that the Documents which are dated or certified as being true, complete and up-to-date earlier than the date of this opinion remain accurate, complete and in full force and effect;

(e)	each of the parties to the Documents (in the case of body corporate) has been duly incorporated, and is validly existing, if applicable, under its respective applicable laws;

(f)	that no amendments (manuscript or otherwise) have been made to the Documents;

(g)	that there are no dealings or arrangements between any of the parties to the Documents which affect any of the contents of the Documents but were not disclosed to us;

(h)	apart from the Documents, there are no contractual or other similar restrictions (including restrictions under the articles of association or equivalent documents of each of the parties to the Documents) which would affect the opinion herein;

(i)	that any party to the transactions referred to in the Documents (where applicable) has the capacity, power and authority to execute, deliver and perform their respective obligations under the Documents and each of the Documents has been duly authorised, executed, delivered and performed in accordance with all applicable laws;

(j)	that there is no law of any jurisdiction outside Hong Kong which renders the execution, delivery or performance of the Documents illegal or ineffective and that, insofar as any obligation under any of the Documents is performed in, or is otherwise subject to, any jurisdiction other than Hong Kong, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction and that none of the opinions expressed in this opinion will otherwise be affected by any laws (including those relating to public policy) of any jurisdiction outside Hong Kong; and

(k)	the completeness and accuracy in all respects of the information of the Relevant Entities and Persons subject to the Searches referred to in paragraph 7 above has not, since the date as of which such results of the Searches were obtained, been materially altered or added to and that such Searches did not fail to disclose any information which has been delivered for filing but which did not appear on the public file and was not disclosed at the time of the relevant Searches.

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Opinion

9.	On the basis of the foregoing assumptions, the Searches and the Confirmations (without having made further enquiries or independent verification) and subject to the qualifications and observations in paragraphs 10 and 11 of this letter, and to any matters not disclosed to us, and having regard to such considerations of Hong Kong law in force as at the date of this opinion as we consider relevant, we are of the opinion that there are no registrations or government or regulatory consents, permissions, approvals, authorisations, filings or orders required in Hong Kong by the Company and FiscalNote in connection with the consummation of the Business Combination.

Qualifications

10.	This opinion is subject to the following qualifications:

(a)	any Searches may not conclusively reflect the corporate or individual situation (as the case may be) of the Relevant Entities and Persons due to (i) failure by officers of such Relevant Entities and Persons to file documents that ought to be filed, (ii) statutory prescribed time periods within which documents evidencing corporate actions may be filed, (iii) the possibility of additional delays (beyond the statutory time limits) between the taking of the corporation action and the necessary filing, (iv) the possibility of delays in the registration of documents and their subsequent copying onto the microfiche and (v) errors and misfiling;

(b)	we express no opinion on any provision in any of the Documents requiring written amendments or waivers of such document, insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted by or between the parties or implied by the course of conduct of the parties;

(c)	insofar as any of the foregoing opinions are based on the Confirmations on 21 June 2022, we have not conducted any investigations to verify the veracity or the accuracy of the confirmation given, and we express no opinion on the same;

(d)	we express no opinion on the accuracy or completeness of any representations, warranties, conditions or statements of fact set out in the Documents, which representations, warranties, conditions or statements we have not independently verified;

(e)	our opinion is subject to the discretion of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong;

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(f)	our opinion relates only to Hong Kong laws and there is no assurance that any of such Hong Kong laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than Hong Kong laws;

(g)	no foreign law affects the conclusions stated above;

(h)	our opinion is subject to all applicable laws affecting creditors’ rights generally in the event of the insolvency, bankruptcy, reorganization, liquidation or analogous circumstances of any party to any Documents;

(i)	we express no opinion as to, and this opinion does not take into account of any potential implications under the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region (the “NSL”);

(j)	insofar as any of the foregoing opinions may express or deemed to express any opinion as to future events or matters, our opinion is based solely upon existing law in force as at today’s date (except for the NSL) and upon existing documents of which we have knowledge; and

(k)	this opinion is limited to the Documents and to the matters expressly stated in this opinion. We express no opinion as to any amendment to the Documents, or any variation of or to any document executed or transaction effected which is ancillary or collateral thereto.

Observations

11.	We have assumed in giving this opinion that the common law and rules of equity of England which applied in Hong Kong on 30 June 1997 continue to apply, subject to: (a) their subsequent independent development, which rest primarily with the courts of Hong Kong; (b) the extent to which they contravene the Basic Law of Hong Kong; and (c) their amendment by the Hong Kong legislature.

Benefit of Opinion

12.	This opinion is addressed to you and solely for your own benefit in relation to the Registration Statement submitted to the SEC and except with our prior written consent:

(a)	neither its contents nor its existence are to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by you for any other purpose; and

(b)	may not be filed with any governmental agency or authority or quoted in any public document,

save and except that a copy of this opinion may be disclosed by the addressee hereof to the extent required by law, regulation or court order or in court proceedings in relation to the Registration Statement submitted to the SEC, provided that no such party to whom this opinion is disclosed may rely upon it. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters.

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13.	We hereby consent to the use of this opinion in, the references to our firm on the cover page and under the section titled “Summary of the Proxy Statement/Prospectus” and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Fangda Partners

Fangda Partners

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